EXHIBIT 99

Capstone Turbine Announces First Quarter Fiscal Year 2015 Operating Results

Record Product Backlog of $175.2 Million at June 30, 2014

CHATSWORTH, Calif., Aug. 7, 2014 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (Nasdaq:CPST), the world's leading clean technology manufacturer of microturbine energy systems, today announced its financial results for the first quarter of fiscal year 2015 ended June 30, 2014.

First Quarter 2015 Highlights

  Revenue of $23.3 million, product revenue of $17.6 million
  Gross margin of $3.4 million, or 15% of revenue
  Product backlog of $175.2 million at June 30, 2014
  Cash balance of $46.7 million at June 30, 2014

President and Chief Executive Officer Darren Jamison commented, "Lower than expected revenue and excess finished goods for the first quarter were due to delayed shipment requests for the delivery and installation of equipment on project sites. The timing fluctuations were not the result of any pattern of project cancellations or postponements by customers, but instead reflect the inconsistent nature of our business on a quarter-to-quarter basis. Gross margin showed a modest increase year-over-year despite the softer revenue level, which demonstrates the operating and direct material cost improvements that we have made to our manufacturing processes. Our pipeline remains stronger than ever as a result of the long-term secular trends driving the markets for distributed power generation. With another record high for backlog set at the end of the first quarter, we expect to be able to make up the first quarter shortfall in revenue throughout the remainder of Fiscal 2015 as we drive our business toward profitability."

First Quarter 2015 Financial Summary

Revenue for the first quarter of Fiscal 2015 was $23.3 million, compared to $36.4 million for the fourth quarter of Fiscal 2014, and $24.4 million for the first quarter of Fiscal 2014.

Capstone's backlog as of June 30, 2014 was $175.2 million, compared to $171.6 million at March 31, 2014, and $155.8 million at June 30, 2013.

Gross margin for the first quarter of Fiscal 2014 was $3.4 million, or 15% of revenue, compared to $6.1 million, or 17% of revenue, for the fourth quarter of Fiscal 2014, and $3.3 million, or 14% of revenue, for the first quarter of Fiscal 2014.

Research and development expenses were $2.3 million for the first quarter of Fiscal 2015, compared to $2.5 million for the fourth quarter of Fiscal 2014, and $2.3 million for the first quarter of Fiscal 2014.

Selling, general and administrative expenses were $7.8 million for the first quarter of Fiscal 2015, compared to $6.8 million for the fourth quarter of Fiscal 2014 and $7.6 million for the first quarter of Fiscal 2014.

Capstone's net loss was $6.8 million, or $0.02 loss per share, for the first quarter of Fiscal 2015,compared to a net loss of $3.4 million, or $0.01 loss per share, for the fourth quarter of Fiscal 2014, and a net loss of $6.8 million, or $0.02 loss per share, for the first quarter of Fiscal 2014.Capstone's loss from operations for the first quarter of Fiscal 2015 was $6.7 million, compared to $3.1 million for the fourth quarter of Fiscal 2014, and $6.6 million for the first quarter of Fiscal 2014.

Liquidity and Capital Resources

At June 30, 2014, cash and cash equivalents totaled $46.7 million, compared to $27.9 million at March 31, 2014, and $21.6 million at June 30, 2013.

During the quarter ended June 30, 2014, cash used in operating activities was $9.1 million andcapital expenditures totaled $0.2 million. This compares to cash used in operating activities of $15.9 million and $0.3 million in capital expenditures during the quarter ended June 30, 2013.

On May 6, 2014, Capstone closed a public offering of 18,825,000 shares of its common stock at a price of $1.70 per share. Net proceeds from the sale of the shares, after deducting fees and other offering expenses, were approximately $29.8 million.

On June 9, 2014, Capstone amended its credit facility with Wells Fargo Bank to increase the maximum borrowing capacity by $5 million to $20 million, amend the financial covenants, and extend the maturity date of one of the lines of credit to September 30, 2017. Additionally, this amendment made certain changes to decrease the required minimum cash balance relative to the outstanding line of credit advances and set the financial covenants for Fiscal 2015. The amendment also added a $0.5 million non-revolving capital expenditure line of credit.

Conference Call and Webcast

The Company will host a conference call today, August 7, 2014, at 1:45 p.m. Pacific Time (4:45 p.m. Eastern). Access to the live broadcast and a replay of the webcast will be available for 30 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped approximately 7,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, United Kingdom, Shanghai and Singapore.

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available here.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about making up the first quarter revenue shortfall and attaining profitability. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's Form 10-K, Form 10-Q and other recent filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

 – Financial Tables Follow –

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	June 30,	March 31,
	2014	2014
ASSETS
Current Assets:
Cash and cash equivalents	$ 46,695	$ 27,859
Accounts receivable, net of allowances of $2,302 at June 30, 2014 and $2,246 at March 31, 2014	24,210	28,019
Inventories	22,372	18,102
Prepaid expenses and other current assets	2,021	2,217
Total current assets	95,298	76,197
Property, plant and equipment, net	2,797	2,891
Non-current portion of inventories	3,047	2,938
Intangible assets, net	1,668	1,790
Other assets	305	302
Total	$ 103,115	$ 84,118

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$ 25,691	$ 28,577
Accrued salaries and wages	2,335	1,883
Accrued warranty reserve	2,893	2,965
Deferred revenue	2,104	2,657
Revolving credit facility	11,952	13,228
Current portion of notes payable and capital lease obligations	272	444
Total current liabilities	45,247	49,754
Long-term portion of notes payable and capital lease obligations	165	201
Other long-term liabilities	50	70
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 515,000,000 shares authorized; 330,731,532 shares issued and 329,514,950 shares outstanding at June 30, 2014; 311,520,567 shares issued and 310,377,293 shares outstanding at March 31, 2014	331	312
Additional paid-in capital	835,789	805,342
Accumulated deficit	(777,002)	(770,231)
Treasury stock, at cost; 1,216,582 shares at June 30, 2014 and 1,143,274 shares at March 31, 2014	(1,465)	(1,330)
Total stockholders' equity	57,653	34,093
Total	$ 103,115	$ 84,118

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2014	2013
Revenue	$ 23,260	$ 24,373
Cost of goods sold	19,844	21,050
Gross margin	3,416	3,323
Operating expenses:
Research and development	2,327	2,335
Selling, general and administrative	7,764	7,568
Total operating expenses	10,091	9,903
Loss from operations	(6,675)	(6,580)
Other (expense) income	97	(14)
Interest expense	(143)	(186)
Loss before income taxes	(6,721)	(6,780)
Provision for income taxes	50	18
Net loss	$ (6,771)	$ (6,798)

Net loss per common share—basic and diluted	$ (0.02)	$ (0.02)

Weighted average shares used to calculate net loss per common share	322,109	304,720

CONTACT: Investor and Investment Media Inquiries:

         818-407-3628
         ir@capstoneturbine.com